UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________________________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

_____________________________________________________________________

Date of Report (Date of earliest event reported): May 14, 2020

BOSTON SCIENTIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11083	04-2695240
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Boston Scientific Way, Marlborough, Massachusetts                 01752-1234

(Address of Principal Executive Offices)                           (Zip Code)

508 683-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BSX	New York Stock Exchange
0.625% Senior Notes due 2027	BSX27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 14, 2020, Boston Scientific Corporation (the “Company”) entered into an Underwriting Agreement, (as supplemented by the Terms Agreement, also dated May 14, 2020, the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”), in connection with the Company’s previously announced pricing of $1.7 billion aggregate principal amount of senior notes. Pursuant to the Underwriting Agreement, the Underwriters agreed to purchase $500.0 million in aggregate principal amount of the Company’s 1.900% Senior Notes due 2025 (the “2025 Notes”) and $1.2 billion in aggregate principal amount of the Company’s 2.650% Senior Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Notes”) under the Company’s shelf registration statement on Form S-3 (File No. 333-223095). The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. The Underwriters and their affiliates have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

The Notes were issued pursuant to an indenture dated as of May 29, 2013 between the Company and U.S. Bank National Association, as trustee (the “Indenture”). The Indenture contains covenants that restrict the Company’s ability, with certain exceptions, to (i) merge or consolidate with another entity or transfer all or substantially all of its property and assets, and (ii) incur liens. These covenants are subject to important exceptions and qualifications, as described in the Indenture. The Indenture also provides for customary events of default. Additional terms of each series of Notes are set forth in the form of notes corresponding to such series.

The foregoing descriptions of the Underwriting Agreement, the Indenture and the Notes are summaries and are qualified in their entirety by reference to such documents, which are attached as Exhibits 1.1, 4.1, 4.2 and 4.3 to this Current Report on Form 8-K, respectively, and all of which are incorporated herein by reference.

ITEM 8.01     OTHER EVENTS

Closing of Notes Offering

On May 18, 2020, the Company completed the offering of the Notes. The net proceeds from the offering of the Notes, after deducting underwriting discounts and estimated offering expenses, were approximately $1,682.2 million. As previously announced, the Company intends to use the net proceeds from the offering of the Notes towards (i) refinancing $450.0 million of borrowings under its revolving credit facility and a portion of its pre-payable bank debt, including $750.0 million under its $1.0 billion term loan credit facility maturing in February 2021 and $500.0 million under its $1.25 billion term loan credit facility maturing in April 2021 and (ii) paying related fees, expenses and premiums.

A copy of the press release pertaining to the completion of the offering of the Notes is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Additionally, in connection with the offering of the Notes, the Company is filing a legal opinion regarding the validity of the Notes, attached as Exhibit 5.1 to this Current Report on Form 8-K.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement, dated as of May 14, 2020, as supplemented by the Terms Agreement, dated May 14, 2020, among Boston Scientific Corporation and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters.
4.1	Indenture dated as of May 29, 2013, between Boston Scientific Corporation and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed on May 29, 2013 and incorporated herein by reference).
4.2*	Form of 1.900% Senior Note due 2025.
4.3*	Form of 2.650% Senior Note due 2030.
5.1*	Opinion dated May 18, 2020 of Shearman & Sterling LLP.
23.1*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
99.1*	Press Release issued by Boston Scientific Corporation dated May 18, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Documents filed or furnished with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 18, 2020	BOSTON SCIENTIFIC CORPORATION

		By:	/s/ Vance R. Brown
Vance R. Brown
Vice President and Chief Corporate Counsel